EXHIBIT 10.1

Blue Hat Interactive Entertainment Technology

2025 EQUITY INCENTIVE PLAN

1.      Purpose. The purpose of Blue Hat Interactive Entertainment Technology 2025 Equity Incentive Plan (the “2025 Plan”) is to further and promote the interests of Blue Hat Interactive Entertainment Technology (the “Company”), its Subsidiaries and its shareholders by enabling the Company and its Subsidiaries to attract, retain and motivate employees (including officers), directors and consultants, or those who will become employees, directors and consultants, and to align the interests of those individuals and the Company’s shareholders. To do this, the 2025 Plan offers performance-based incentive awards and equity-based opportunities providing such employees, directors and consultants with a proprietary interest in maximizing the growth, profitability and overall success of the Company and its Subsidiaries. The 2025 Plan is intended to be construed as an employee benefit plan that satisfies the requirements for exemption from the restrictions of Section 16(b) of the Exchange Act.

2.      Definitions. For purposes of the 2025 Plan, the following terms shall have the meanings set forth below:

2.1       “Award” means an award or grant made to a Participant under Sections 6, 7, 8 and/or 9 of the 2025 Plan.

2.2       “Award Agreement” means the agreement executed by a Participant pursuant to Sections 3.2 and 15.7 of the 2025 Plan in connection with the granting of an Award.

2.3       “Board” means the Board of Directors of the Company, as constituted from time to time.

2.4       “Code” means the Internal Revenue Code of 1986, as in effect and as amended from time to time, or any successor statute thereto, together with any rules, regulations and interpretations promulgated thereunder or with respect thereto.

2.5       “Committee” means the committee of the Board established to administer the 2025 Plan, as described in Section 3 of the 2025 Plan.

2.6       “Ordinary Shares” means the ordinary shares, par value $0.0000001 per share, of the Company or any security of the Company issued by the Company in substitution or exchange therefor.

2.7       “Company” means Blue Hat Interactive Entertainment Technology, a Cayman Islands exempted company, or any successor thereto.

2.8       “Exchange Act” means the Securities Exchange Act of 1934, as in effect and as amended from time to time, or any successor statute thereto, together with any rules, regulations and interpretations promulgated thereunder or with respect thereto.

2.9       “Fair Market Value” with respect to a share of Company Stock on any relevant date shall be determined in accordance with the following provisions:

(1)       If the Ordinary Shares are publicly traded, “Fair Market Value” shall be determined as of the last business day for which the prices or quotes discussed in this sentence are available prior to such date and shall mean (i) the closing price quoted on the national securities exchange or national securities association that is the principal market for the Ordinary Shares, or (ii) if the Ordinary Shares are not so listed, the last or closing price on the relevant date quoted on the OTC Bulletin Board Service or by Pink Sheets LLC or a comparable service as determined in the Committee’s sole discretion; or (iii) if the Ordinary Shares are not listed or quoted by any of the above, the average of the closing bid and asked prices on the relevant date furnished by a professional market maker for the Ordinary Shares selected by the Committee in its sole discretion.

(2)       If Company Stock is not publicly traded, “Fair Market Value” shall be determined by the Board in its good faith best judgment or by an independent appraisal that meets the requirements of Section 401(a)(28)(C) of the Code and the regulations thereunder as of a date that is no more than twelve months before such date.

2.10       “Incentive Stock Option” means any stock option granted pursuant to the provisions of Section 6 of the 2025 Plan (and the relevant Award Agreement) that is intended to be (and is specifically designated as) an “incentive stock option” within the meaning of Section 422 of the Code.

2.11       “Non-Qualified Stock Option” means any stock option granted pursuant to the provisions of Section 6 of the 2025 Plan (and the relevant Award Agreement) that is not (and is specifically designated as not being) an Incentive Stock Option.

2.12       “Participant” means any individual who is selected from time to time under Section 5 to receive an Award under the 2025 Plan.

2.13       “Performance Units” means the monetary units granted under Section 9 of the 2025 Plan and the relevant Award Agreement.

2.14       “2025 Plan” means the Blue Hat Interactive Entertainment Technology 2025 Equity Incentive Plan, as set forth herein and as in effect and as amended from time to time (together with any rules and regulations promulgated by the Committee with respect thereto).

2.15       “PRC” means The People’s Republic of China.

2.16       “Restricted Shares” means the restricted shares of Ordinary Shares granted pursuant to the provisions of Section 8 of the 2025 Plan and the relevant Award Agreement.

2.17       “Stock Appreciation Right” means an Award described in Section 7.2 of the 2025 Plan and granted pursuant to the provisions of Section 7 of the 2025 Plan.

2.18       “Subsidiary(ies)” means any corporation (other than the Company) in an unbroken chain of corporations, including and beginning with the Company, if each of such corporations, other than the last corporation in the unbroken chain, owns, directly or indirectly, more than fifty percent (50%) of the voting stock in or controls through contractual agreements of, among others, the profits and losses, and the voting power of one of the other corporations in such chain, such as a variable interest entity.

3.       Administration.

3.1       The Committee. The 2025 Plan shall be administered by the Committee. The Committee shall be appointed from time to time by the Board and shall be comprised of not less than two (2) of the then members of the Board who are Non-Employee Directors (within the meaning of SEC Rule 16b-3(b)(3)) of the Company. Consistent with the Bylaws of the Company, members of the Committee shall serve at the pleasure of the Board and the Board, subject to the immediately preceding sentence, may at any time and from time to time remove members from, or add members to, the Committee. If no such Committee is appointed, the 2025 Plan shall be administered by the Board.

3.2       2025 Plan Administration and 2025 Plan Rules. The Committee is authorized to construe and interpret the 2025 Plan and to promulgate, amend and rescind rules and regulations relating to the implementation, administration and maintenance of the 2025 Plan. Subject to the terms and conditions of the 2025 Plan, the Committee shall make all determinations necessary or advisable for the implementation, administration and maintenance of the 2025 Plan, including, without limitation, (a) selecting the 2025 Plan’s Participants, (b) making Awards in such amounts and form as the Committee shall determine, (c) imposing such restrictions, terms and conditions upon such Awards as the Committee shall deem appropriate, (d) determining the denomination of any Award, including U.S. Dollars, Chinese Renminbi or other local currency, and (e) correcting any technical defect(s) or technical omission(s), or reconciling any technical inconsistency(ies), in the 2025 Plan and/or any Award Agreement. The Committee may designate persons other than members of the Committee to carry out the day-to-day ministerial administration of the 2025 Plan under such conditions and limitations as it may prescribe, except that the Committee shall not delegate its authority with regard to the selection for participation in the 2025 Plan and/or the granting of any Awards to Participants. The Committee’s determinations under the 2025 Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration, implementation or maintenance of the 2025 Plan shall be final, conclusive and binding upon all Participants and any person(s) claiming under or through any Participants. The Company shall effect the granting of Awards under the 2025 Plan, in accordance with the determinations made by the Committee, by execution of written agreements and/or other instruments in such form as is approved by the Committee. The Committee may, in its sole discretion, delegate its authority to one or more senior executive officers for the purpose of making Awards to Participants who are not subject to Section 16 of the Exchange Act.

3.3       Liability Limitation. Neither the Board nor the Committee, nor any member of either, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the 2025 Plan (or any Award Agreement), and the members of the Board and the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage which may be in effect from time to time.

3.4       Jurisdictional Considerations. In order to assure the viability of Awards granted to Participants employed in various jurisdictions, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom applicable in the jurisdiction in which the Participant resides or is employed. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, the 2025 Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the 2025 Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements or alternatives versions shall increase the share limitations contained within Section 4.2 of the 2025 Plan. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable laws, including, without limitation, the laws of the United States and the PRC.

4.       Term of 2025 Plan/Ordinary Shares Subject to 2025 Plan.

4.1       Term. The 2025 Plan shall terminate on October 28, 2035, except with respect to Awards then outstanding. After such date no further Awards shall be granted under the 2025 Plan.

4.2       Number of Shares Available. Subject to any Capitalization Adjustment described below in this Section 4.2, the Recapitalization Adjustments in Section 13.2 herein, and any other applicable provisions in the 2025 Plan, the total number of Ordinary Shares reserved and available for grant and issuance pursuant to this 2025 Plan shall not exceed 7,385,250 shares (the “Share Reserve”). In the event of a change in the Ordinary Shares of the Company that is limited to a change in the designation thereof to “Capital Stock” or other similar designation, or to a change in the par value thereof, or from par value to no par value, without increase or decrease in the number of issued shares (such change, each, a “Capitalization Adjustment”), the shares resulting from any such change shall be deemed to be the Ordinary Shares for purposes of the 2025 Plan. Ordinary Shares which may be issued under the 2025 Plan may be either authorized and unissued shares or issued shares which have been reacquired by the Company (in the open-market or in private transactions) and which are being held as treasury shares. No fractional shares of Ordinary Shares shall be issued under the 2025 Plan.

4.3       Computation of Available Shares. For the purpose of computing the total number of shares of Ordinary Shares available for Awards under the 2025 Plan, there shall be counted against the limitations set forth in Section 4.2 of the 2025 Plan the maximum number of shares of Ordinary Shares potentially subject to issuance upon exercise or settlement of Awards granted under Sections 6 and 7 of the 2025 Plan, the number of shares of Ordinary Shares issued under grants of Restricted Shares pursuant to Section 8 of the 2025 Plan and the maximum number of shares of Ordinary Shares potentially issuable under grants or payments of Performance Units pursuant to Section 9 of the 2025 Plan, in each case determined as of the date on which such Awards are granted. If any Awards expire unexercised or are forfeited, surrendered, cancelled, terminated or settled in cash in lieu of Ordinary Shares, the shares of Ordinary Shares which were theretofore subject (or potentially subject) to such Awards shall again be available for Awards under the 2025 Plan to the extent of such expiration, forfeiture, surrender, cancellation, termination or settlement of such Awards.

4.4       Compliance With Applicable Laws and Listing Standards. The Plan and all Awards granted hereunder shall be administered and interpreted in accordance with applicable U.S. federal securities laws and, to the extent applicable, the rules and regulations of the Nasdaq Stock Market LLC, as modified or superseded by the Company’s reliance on “home country practices” under Nasdaq Rule 5615(a)(3). For the avoidance of doubt, nothing in the Plan shall require shareholder approval for its adoption or amendment where such approval is not required under the laws of the Cayman Islands or the Company’s Articles of Association.

5.       Eligibility. Individuals eligible for Awards under the 2025 Plan shall consist of employees (including officers), directors and consultants, or those who will become employees (including officers), directors and consultants, of the Company and/or its Subsidiaries whose performance or contribution, in the sole discretion of the Committee, benefits or will benefit the Company or any Subsidiary.

6.       Stock Options.

6.1       Terms and Conditions. Stock options granted under the 2025 Plan shall be in respect of Ordinary Shares and may be in the form of Incentive Stock Options or Non-Qualified Stock Options (sometimes referred to collectively herein as the “Stock Option(s))”. Such Stock Options shall be subject to the terms and conditions set forth in this Section 6 and any additional terms and conditions, not inconsistent with the express terms and provisions of the 2025 Plan, as the Committee shall set forth in the relevant Award Agreement.

6.2       Grant. Stock Options may be granted under the 2025 Plan in such form as the Committee may from time to time approve. Stock Options may be granted alone or in addition to other Awards under the 2025 Plan or in tandem with Stock Appreciation Rights. Special provisions shall apply to Incentive Stock Options granted to any employee who owns (within the meaning of Section 422(b)(6) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its parent corporation or any subsidiary of the Company, within the meaning of Sections 424(e) and (f) of the Code (a “10% Shareholder”).

6.3       Exercise Price. The exercise price per share of Ordinary Shares subject to a Stock Option shall be determined by the Committee; provided, however, that the exercise price of a Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of the Ordinary Shares on the date of the grant of such Stock Option; provided, further, however, that, in the case of a 10% Shareholder, the exercise price of an Incentive Stock Option shall not be less than one hundred ten percent (110%) of the Fair Market Value of the Ordinary Shares on the date of grant.

6.4       Term. The term of each Stock Option shall be such period of time as is fixed by the Committee; provided, however, that the term of any Incentive Stock Option shall not exceed ten (10) years (five (5) years, in the case of a 10% Shareholder) after the date immediately preceding the date on which the Incentive Stock Option is granted.

6.5       Method of Exercise. A Stock Option may be exercised, in whole or in part, by giving written notice of exercise to the Secretary of the Company, or the Secretary’s designee, specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the exercise price in cash, by certified check, bank draft, or money order payable to the order of the Company, if permitted by the Committee in its sole discretion, by delivery of shares of Ordinary Shares satisfying such requirements as the Committee shall establish, or through such other mechanism as the Committee shall permit, in its sole discretion. Payment instruments shall be received by the Company subject to collection. The proceeds received by the Company upon exercise of any Stock Option may be used by the Company for general corporate purposes. Any portion of a Stock Option that is exercised may not be exercised again.

6.6       Tandem Grants. If Non-Qualified Stock Options and Stock Appreciation Rights are granted in tandem, as designated in the relevant Award Agreements, the right of a Participant to exercise any such tandem Stock Option shall terminate to the extent that the shares of Ordinary Shares subject to such Stock Option are used to calculate amounts or shares receivable upon the exercise of the related tandem Stock Appreciation Right.

7.       Stock Appreciation Rights.

7.1       Terms and Conditions. The grant of Stock Appreciation Rights under the 2025 Plan shall be subject to the terms and conditions set forth in this Section 7 and any additional terms and conditions, not inconsistent with the express terms and provisions of the 2025 Plan, as the Committee shall set forth in the relevant Award Agreement.

7.2       Stock Appreciation Rights. A Stock Appreciation Right is an Award granted with respect to a specified number of shares of Ordinary Shares entitling a Participant to receive an amount equal to the excess of the Fair Market Value of a share of Ordinary Shares on the date of exercise over the Fair Market Value of a share of Ordinary Shares on the date of grant of the Stock Appreciation Right, multiplied by the number of shares of Ordinary Shares with respect to which the Stock Appreciation Right shall have been exercised.

7.3       Grant. A Stock Appreciation Right may be granted in addition to any other Award under the 2025 Plan or in tandem with or independent of a Non-Qualified Stock Option.

7.4       Date of Exercisability. In respect of any Stock Appreciation Right granted under the 2025 Plan, unless otherwise (a) determined by the Committee (in its sole discretion) at any time and from time to time in respect of any such Stock Appreciation Right, or (b) provided in the Award Agreement, a Stock Appreciation Right may be exercised by a Participant, in accordance with and subject to all of the procedures established by the Committee, in whole or in part at any time and from time to time during its specified term. The Committee may also provide, as set forth in the relevant Award Agreement and without limitation, that some Stock Appreciation Rights shall be automatically exercised and settled on one or more fixed dates specified therein by the Committee.

7.5       Form of Payment. Upon exercise of a Stock Appreciation Right, payment may be made in cash, in Restricted Shares or in shares of unrestricted Ordinary Shares, or in any combination thereof, as the Committee, in its sole discretion, shall determine and provide in the relevant Award Agreement.

7.6        Tandem Grant. The right of a Participant to exercise a tandem Stock Appreciation Right shall terminate to the extent such Participant exercises the Non-Qualified Stock Option to which such Stock Appreciation Right is related.

8.       Restricted Shares.

8.1       Terms and Conditions. Grants of Restricted Shares shall be subject to the terms and conditions set forth in this Section 8 and any additional terms and conditions, not inconsistent with the express terms and provisions of the 2025 Plan, as the Committee shall set forth in the relevant Award Agreement. Restricted Shares may be granted alone or in addition to any other Awards under the 2025 Plan. Subject to the terms of the 2025 Plan, the Committee shall determine the number of Restricted Shares to be granted to a Participant and the Committee may provide or impose different terms and conditions on any particular Restricted Share grant made to any Participant. With respect to each Participant receiving an Award of Restricted Shares, there shall be issued a stock certificate (or certificates) in respect of such Restricted Shares. Such stock certificate(s) shall be registered in the name of such Participant, shall be accompanied by a stock power duly executed by such Participant, and shall bear, among other required legends, the following legend:

“THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING, WITHOUT LIMITATION, FORFEITURE EVENTS) CONTAINED IN THE Blue Hat Interactive Entertainment Technology 2025 EQUITY INCENTIVE PLAN AND AN AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER HEREOF AND Blue Hat Interactive Entertainment Technology (THE “COMPANY”). COPIES OF SUCH 2025 PLAN AND AWARD AGREEMENT ARE ON FILE AT THE PRINCPAL EXECUTIVE OFFICES OF THE COMPANY. THE COMPANY WILL FURNISH TO THE RECORDHOLDER OF THIS CERTIFICATE, WITHOUT CHARGE AND UPON WRITTEN REQUEST AT ITS PRINCIPAL EXECUTIVE OFFICES, A COPY OF SUCH 2025 PLAN AND AWARD AGREEMENT. THE COMPANY RESERVES THE RIGHT TO REFUSE TO RECORD THE TRANSFER OF THIS CERTIFICATE UNTIL ALL SUCH RESTRICTIONS ARE SATISFIED, ALL SUCH TERMS ARE COMPLIED WITH AND ALL SUCH CONDITIONS ARE SATISFIED.”

Such stock certificate evidencing such shares shall, in the sole discretion of the Committee, be deposited with and held in custody by the Company until the restrictions thereon shall have lapsed and all of the terms and conditions applicable to such grant shall have been satisfied.

8.2       Restricted Share Grants. A grant of Restricted Shares is an Award of shares of Ordinary Shares granted to a Participant, subject to such restrictions, terms and conditions as the Committee deems appropriate, including, without limitation, (a) restrictions on the sale, assignment, transfer, hypothecation or other disposition of such shares, (b) the requirement that the Participant deposit such shares with the Company while such shares are subject to such restrictions, and (c) the requirement that such shares be forfeited upon termination of employment for specified reasons within a specified period of time or for other reasons (including, without limitation, the failure to achieve designated performance goals).

8.3       Restriction Period. In accordance with Sections 8.1 and 8.2 of the 2025 Plan and unless otherwise determined by the Committee (in its sole discretion) at any time and from time to time, Restricted Shares shall only become unrestricted and vested in the Participant in accordance with such vesting schedule relating to such Restricted Shares, if any, as the Committee may establish in the relevant Award Agreement (the “Restriction Period”). During the Restriction Period, such stock shall be and remain unvested and a Participant may not sell, assign, transfer, pledge, encumber or otherwise dispose of or hypothecate such Award. Upon satisfaction of the vesting schedule and any other applicable restrictions, terms and conditions, the Participant shall be entitled to receive payment of the Restricted Shares or a portion thereof, as the case may be, as provided in Section 8.4 of the 2025 Plan.

8.4       Payment of Restricted Share Grants. After the satisfaction and/or lapse of the restrictions, terms and conditions established by the Committee in respect of a grant of Restricted Shares, a new certificate, without the legend set forth in Section 8.1 of the 2025 Plan, for the number of shares of Ordinary Shares which are no longer subject to such restrictions, terms and conditions shall, as soon as practicable thereafter, be delivered to the Participant. In the event the shares are not registered with the U.S. Securities and Exchange Commission, the new certificate shall bear a standard legend pursuant to Securities Act of 1933 as in effect and as amended from time to time.

8.5       Shareholder Rights. A Participant shall have, with respect to the shares of Ordinary Shares underlying a grant of Restricted Shares, all of the rights of a shareholder of such stock, including the right to receive all dividends or other distributions made or paid in respect of such Restricted Shares and the right to vote Restricted Shares at regular or special meetings of the stockholders of the Corporation (except as such rights are limited or restricted under the 2025 Plan or in the relevant Award Agreement). Any stock dividends paid in respect of unvested Restricted Shares shall be treated as additional Restricted Shares and shall be subject to the same restrictions and other terms and conditions that apply to the unvested Restricted Shares in respect of which such stock dividends are issued.

9.       Performance Units.

9.1       Terms and Conditions. Performance Units shall be subject to the terms and conditions set forth in this Section 9 and any additional terms and conditions, not inconsistent with the express provisions of the 2025 Plan, as the Committee shall set forth in the relevant Award Agreement.

9.2       Performance Unit Grants. A Performance Unit is an Award of units (with each unit representing such monetary amount as is designated by the Committee in the Award Agreement) granted to a Participant, subject to such terms and conditions as the Committee deems appropriate, including, without limitation, the requirement that the Participant forfeit such units (or a portion thereof) in the event certain performance criteria or other conditions are not met within a designated period of time.

9.3       Grants. Performance Units may be granted alone or in addition to any other Awards under the 2025 Plan. Subject to the terms of the 2025 Plan, the Committee shall determine the number of Performance Units to be granted to a Participant and the Committee may impose different terms and conditions on any particular Performance Units granted to any Participant.

9.4       Performance Goals and Performance Periods. Participants receiving a grant of Performance Units shall only earn into and be entitled to payment in respect of such Awards if the Company and/or the Participant achieves certain performance goals (the “Performance Goals”) during and in respect of a designated performance period (the “Performance Period”). The Performance Goals and the Performance Period shall be established by the Committee, in its sole discretion. The Committee shall establish Performance Goals for each Performance Period prior to, or as soon as practicable after, the commencement of such Performance Period. The Committee shall also establish a schedule or schedules for Performance Units setting forth the portion of the Award which will be earned or forfeited based on the degree of achievement, or lack thereof, of the Performance Goals at the end of the relevant Performance Period. In setting Performance Goals, the Committee may use, but shall not be limited to, such measures as total shareholder return, return on equity, net earnings growth, sales or revenue growth, cash flow, comparisons to peer companies, individual or aggregate Participant performance or such other measure or measures of performance as the Committee, in its sole discretion, may deem appropriate. Such performance measures shall be defined as to their respective components and meaning by the Committee (in its sole discretion). During any Performance Period, the Committee shall have the authority to adjust the Performance Goals and/or the Performance Period in such manner as the Committee, in its sole discretion, deems appropriate at any time and from time to time.

9.5       Payment of Units. With respect to each Performance Unit, the Participant shall, if the applicable Performance Goals have been achieved, or partially achieved, as determined by the Committee in its sole discretion, by the Company and/or the Participant during the relevant Performance Period, be entitled to receive payment in an amount equal to the designated value of each Performance Unit times the number of such units so earned. Payment in settlement of earned Performance Units shall be made as soon as practicable following the conclusion of the respective Performance Period in cash, in unrestricted Ordinary Shares, or in Restricted Shares, or in any combination thereof, as the Committee in its sole discretion, shall determine and provide in the relevant Award Agreement.

10.     Performance-Based Awards. Performance Units, Restricted Shares, and other Awards subject to performance criteria shall be paid solely on account of the attainment of one or more preestablished, objective performance goals. Until otherwise determined by the Committee, the performance goals shall be the attainment of preestablished levels of any of net income, market price per share, earnings per share, return on equity, return on capital employed and/or cash flow, or EBITDA. The payout of any such Award to a Participant may be reduced, but not increased, based on the degree of attainment of other performance criteria or otherwise at the discretion of the Committee.

11.     Dividend Equivalents. In addition to the provisions of Section 8.5 of the 2025 Plan, Awards of Stock Options, and/or Stock Appreciation Rights, may, in the sole discretion of the Committee and if provided for in the relevant Award Agreement, earn dividend equivalents. In respect of any such Award which is outstanding on a dividend record date for Ordinary Shares, the Participant shall be credited with an amount equal to the amount of cash or stock dividends that would have been paid on the shares of Ordinary Shares covered by such Award had such covered shares been issued and outstanding on such dividend record date. The Committee shall establish such rules and procedures governing the crediting of such dividend equivalents, including, without limitation, the amount, the timing, form of payment and payment contingencies and/or restrictions of such dividend equivalents, as it deems appropriate or necessary.

12.     Non-transferability of Awards. Unless otherwise provided in the Award Agreement, no Award under the 2025 Plan or any Award Agreement, and no rights or interests herein or therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged, or otherwise hypothecated or disposed of by a Participant or any beneficiary(ies) of any Participant, except by testamentary disposition by the Participant or the laws of intestate succession. No such interest shall be subject to execution, attachment or similar legal process, including, without limitation, seizure for the payment of the Participant’s debts, judgments, alimony, or separate maintenance. Unless otherwise provided in the Award Agreement, during the lifetime of a Participant, Stock Options and Stock Appreciation Rights are exercisable only by the Participant.

13.     Changes in Capitalization and Other Matters.

13.1        No Corporate Action Restriction. The existence of the 2025 Plan, any Award Agreement and/or the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company’s or any Subsidiary’s capital structure or its business, (b) any merger, consolidation or change in the ownership of the Company or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stocks ahead of or affecting the Company’s or any Subsidiary’s capital stock or the rights thereof, (d) any dissolution or liquidation of the Company or any Subsidiary, (e) any sale or transfer of all or any part of the Company’s or any Subsidiary’s assets or business, or (f) any other corporate act or proceeding by the Company or any Subsidiary. No Participant, beneficiary or any other person shall have any claim against any member of the Board or the Committee, the Company or any Subsidiary, or any employees, officers, shareholders or agents of the Company or any subsidiary, as a result of any such action.

13.2        Recapitalization Adjustments. In the event that the Board determines that any dividend or other distribution (whether in the form of cash, Ordinary Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Ordinary Shares or other securities of the Company, or other corporate transaction or event affects the Ordinary Shares such that an adjustment is determined by the Board, in its sole discretion, to be necessary or appropriate in order to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the 2025 Plan, the Board may, in such manner as it in good faith deems equitable, adjust (such adjustments, the “Recapitalization Adjustments”) any or all of (i) the number of shares of Ordinary Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including but not limited to the Share Reserve, (ii) the number of shares of Ordinary Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, and (iii) the exercise price with respect to any Stock Option, or make provision for an immediate cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award.

13.3        Mergers. If the Company enters into or is involved in any merger, reorganization, recapitalization, sale of all or substantially all of the Company’s assets, liquidation, or business combination with any person or entity (such merger, reorganization, recapitalization, sale of all or substantially all of the Company’s assets, liquidation, or business combination to be referred to herein as a “Merger Event”), the Board may take such action as it deems appropriate, including, but not limited to, replacing such Stock Options and/or Stock Appreciation Rights with substitute stock options and/or stock appreciation rights in respect of the shares, other securities or other property of the surviving corporation or any affiliate of the surviving corporation on such terms and conditions, as to the number of shares, pricing and otherwise, which shall substantially preserve the value, rights and benefits of any affected Stock Options or Stock Appreciation Rights granted hereunder as of the date of the consummation of the Merger Event. Notwithstanding anything to the contrary in the 2025 Plan, if any Merger Event occurs, the Company shall have the right, but not the obligation, to cancel each Participant’s Stock Options and/or Stock Appreciation Rights and to pay to each affected Participant in connection with the cancellation of such Participant’s Stock Options and/or Stock Appreciation Rights, an amount equal to the excess, if any, of the Fair Market Value, as determined by the Board, of the Ordinary Shares underlying any unexercised Stock Options or Stock Appreciation Rights (whether then exercisable or not) over the aggregate exercise price of such unexercised Stock Options and/or Stock Appreciation Rights. In the case of any Stock Option or Stock Appreciation Right with an exercise price that equals or exceeds the Fair Market Value, as determined by the Board, of the Ordinary Shares underlying any unexercised Stock Options or Stock Appreciation Rights (whether then exercisable or not), the Company may cancel the Option or Stock Appreciation Right without the payment of consideration therefor.

Upon receipt by any affected Participant of any such substitute stock options, stock appreciation rights (or payment) as a result of any such Merger Event, such Participant’s affected Stock Options and/or Stock Appreciation Rights for which such substitute options and/or stock appreciation rights (or payment) were received shall be thereupon cancelled without the need for obtaining the consent of any such affected Participant.

14.     Amendment, Suspension and Termination.

14.1         In General. The Board may suspend or terminate the 2025 Plan (or any portion thereof) at any time and may amend the 2025 Plan at any time and from time to time in such respects as the Board may deem advisable to insure that any and all Awards conform to or otherwise reflect any change in applicable laws or regulations, or to permit the Company or the Participants to benefit from any change in applicable laws or regulations, or in any other respect the Board may deem to be in the best interests of the Company or any Subsidiary. No such amendment, suspension or termination shall materially adversely effect the rights of any Participant under any outstanding Stock Options, Stock Appreciation Rights, Performance Units, or Restricted Share grants, without the consent of such Participant; provided, however, that the Board may amend the 2025 Plan, without the consent of any Participants, in any way it deems appropriate to satisfy Code Section 409A and any regulations or other authority promulgated thereunder, including any amendment to the 2025 Plan to cause certain Awards not to be subject to Code Section 409A.

14.2         Award Agreement Modifications. The Committee may (in its sole discretion) amend or modify at any time and from time to time the terms and provisions of any outstanding Stock Options, Stock Appreciation Rights, Performance Units, or Restricted Share grants, in any manner to the extent that the Committee under the 2025 Plan or any Award Agreement could have initially determined the restrictions, terms and provisions of such Stock Options, Stock Appreciation Rights, Performance Units, and/or Restricted Share grants, including, without limitation, changing or accelerating (a) the date or dates as of which such Stock Options or Stock Appreciation Rights shall become exercisable, (b) the date or dates as of which such Restricted Share grants shall become vested, or (c) the performance period or goals in respect of any Performance Units. No such amendment or modification shall, however, materially adversely affect the rights of any Participant under any such Award without the consent of such Participant; provided, however, that the Committee may amend an Award without the consent of the Participant, in any way it deems appropriate to satisfy Code Section 409A and any regulations or other authority promulgated thereunder, including any amendment to or modification of such Award to cause such Award not to be subject to Code Section 409A.

15.     Miscellaneous.

15.1         Tax Withholding. The Company shall have the right to deduct from any payment or settlement under the 2025 Plan, including, without limitation, the exercise of any Stock Option or Stock Appreciation Right, or the delivery, transfer or vesting of any Ordinary Shares or Restricted Shares, any federal, state, local or other taxes of any kind, including without limitation, taxes required to be withheld under the tax laws, rules, regulations and governmental orders of the PRC, which the Committee, in its sole discretion, deems necessary to be withheld to comply with the Code and/or any other applicable law, rule or regulation. Shares of Ordinary Shares may be used to satisfy any such tax withholding. Such Ordinary Shares shall be valued based on the Fair Market Value of such stock as of the date the tax withholding is required to be made, such date to be determined by the Committee. In addition, the Company shall have the right to require payment from a Participant to cover any applicable withholding or other employment taxes due upon any payment or settlement under the 2025 Plan.

15.2         No Right to Employment. Neither the adoption of the 2025 Plan, the granting of any Award, nor the execution of any Award Agreement, shall confer upon any employee of the Company or any Subsidiary any right to continued employment with the Company or any Subsidiary, as the case may be, nor shall it interfere in any way with the right, if any, of the Company or any Subsidiary to terminate the employment of any employee at any time for any reason.

15.3         Unfunded 2025 Plan. The 2025 Plan shall be unfunded and the Company shall not be required to segregate any assets in connection with any Awards under the 2025 Plan. Any liability of the Company to any person with respect to any Award under the 2025 Plan or any Award Agreement shall be based solely upon the contractual obligations that may be created as a result of the 2025 Plan or any such award or agreement. No such obligation of the Company shall be deemed to be secured by any pledge of, encumbrance on, or other interest in, any property or asset of the Company or any Subsidiary. Nothing contained in the 2025 Plan or any Award Agreement shall be construed as creating in respect of any Participant (or beneficiary thereof or any other person) any equity or other interest of any kind in any assets of the Company or any Subsidiary or creating a trust of any kind or a fiduciary relationship of any kind between the Company, any Subsidiary and/or any such Participant, any beneficiary thereof or any other person.

15.4         Payments to a Trust. The Committee is authorized to cause to be established a trust agreement or several trust agreements or similar arrangements from which the Committee may make payments of amounts due or to become due to any Participants under the 2025 Plan.

15.5         Other Company Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the 2025 Plan shall not be deemed a part of a Participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Company or any Subsidiary unless expressly provided in such other plans or arrangements, or except where the Board expressly determines in writing that inclusion of an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive annual base salary or other cash compensation. Awards under the 2025 Plan may be made in addition to, in combination with, or as alternatives to, grants, awards or payments under any other plans or arrangements of the Company or its Subsidiaries. The existence of the 2025 Plan notwithstanding, the Company or any Subsidiary may adopt such other compensation plans or programs and additional compensation arrangements as it deems necessary to attract, retain and motivate employees.

15.6         Listing, Registration and Other Legal Compliance. No Awards or shares of the Ordinary Shares shall be required to be issued or granted under the 2025 Plan unless legal counsel for the Company shall be satisfied that such issuance or grant will be in compliance with all applicable federal, state or other securities laws and regulations and any other applicable laws or regulations. The Committee may require, as a condition of any payment or share issuance, that certain agreements, undertakings, representations, certificates, and/or information, as the Committee may deem necessary or advisable, be executed or provided to the Company to assure compliance with all such applicable laws or regulations. Certificates for shares of the Restricted Shares and/or Ordinary Shares delivered under the 2025 Plan may be subject to such stock-transfer orders and such other restrictions as the Committee may deem advisable under the rules, regulations, or other requirements of the Securities and Exchange Commission, any stock exchange upon which the Ordinary Shares, or any depositary receipt evidencing an interest in Ordinary Shares, is then listed, and any applicable federal, state or other securities law. In addition, if, at any time specified herein (or in any Award Agreement or otherwise) for (a) the making of any Award, or the making of any determination, (b) the issuance or other distribution of Restricted Shares and/or Ordinary Shares, or (c) the payment of amounts to or through a Participant with respect to any Award, any law, rule, regulation or other requirement of any governmental authority or agency shall require either the Company, any Subsidiary or any Participant (or any estate, designated beneficiary or other legal representative thereof) to take any action in connection with any such determination, any such shares to be issued or distributed, any such payment, or the making of any such determination, as the case may be, shall be deferred until such required action is taken. With respect to persons subject to Section 16 of the Exchange Act, transactions under the 2025 Plan are intended to comply with all applicable conditions of SEC Rule 16b-3.

15.7        Award Agreements. Each Participant receiving an Award under the 2025 Plan shall enter into an Award Agreement with the Company in a form specified by the Committee. Each such Participant shall agree to the restrictions, terms and conditions of the Award set forth therein and in the 2025 Plan.

15.8         Designation of Beneficiary. Each Participant to whom an Award has been made under the 2025 Plan may designate a beneficiary or beneficiaries to exercise any option or to receive any payment which under the terms of the 2025 Plan and the relevant Award Agreement may become exercisable or payable on or after the Participant’s death. At any time, and from time to time, any such designation may be changed or cancelled by the Participant without the consent of any such beneficiary. Any such designation, change or cancellation must be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. If no beneficiary has been designated by a deceased Participant, or if the designated beneficiaries have predeceased the Participant, the beneficiary shall be the Participant’s estate. If the Participant designates more than one beneficiary, any payments under the 2025 Plan to such beneficiaries shall be made in equal shares unless the Participant has expressly designated otherwise, in which case the payments shall be made in the shares designated by the Participant.

15.9         Leaves of Absence/Transfers. The Committee shall have the power to promulgate rules and regulations and to make determinations, as it deems appropriate, under the 2025 Plan in respect of any leave of absence from the Company or any Subsidiary granted to a Participant. Without limiting the generality of the foregoing, the Committee may determine whether any such leave of absence shall be treated as if the Participant has terminated employment with the Company or any such Subsidiary. If a Participant transfers within the Company, or to or from any Subsidiary, such Participant shall not be deemed to have terminated employment as a result of such transfers.

15.10       Designated Participants.

15.10.1             Designation of Participant, Appointment of Trustee. If the Committee determines in its sole discretion that an appointment is necessary or desirable to comply with the regulatory requirements in the PRC, it may appoint the Company, a Subsidiary, or any other institution or organization registered outside of the PRC (a “Trustee”) to hold the interest and exercise the rights granted under the 2025 Plan of any Participant (a “Designated Participant”) who either is a national of and ordinarily resident in the PRC or is otherwise designated by the Committee as a Designated Participant. In relation to any such appointment, the Trustee will undertake to do the following for and on behalf of the Designated Participant, subject at all times to the Committee’s supervision:

(i)       execute the relevant Award Agreement with the Company;

(ii)       hold the Award (a “Designated Award”) for the benefit of the Designated Participant;

(iii)       take such actions as the Designated Participant may instruct from time to time in connection with the Designated Award or otherwise in relation to the Designated Participant’s beneficial interest under the 2025 Plan or under the Award Agreement, including taking such actions as may be necessary to exercise the Designated Award under the terms of the 2025 Plan; and

(iv)       after deducting its costs, fees and expenses as contemplated under subsection 15.10.4, hold, or at the Designated Participant’s direction remit to the Designated Participant, the net proceeds of sales or other transactions involving the Designated Award or, as applicable, shares of Ordinary Shares underlying such Award.

15.10.2            Restrictions on Method of Exercise. Without limiting the scope of its authorities under the 2025 Plan, the Committee may at any time impose restrictions on the method of exercise of Designated Award, such that upon exercise of the Designated Award, the Designated Participant (or the Trustee action on the Designated Participant’s behalf) does not receive shares of Ordinary Shares and receives only cash, in the amount and denomination determined by the Committee.

15.10.3             Termination of Appointment of Trustee. An appointment of a Trustee pursuant to the terms of the 2025 Plan to hold the interest and exercise the rights for the benefit of the Designated Participant shall terminate at such time as the Committee determines in its sole discretion that such appointment is no longer necessary or desirable in order to comply with regulatory requirements in the PRC.

15.10.4            Trustee Expenses. The Trustee may deduct from the proceeds of sales or other transactions involving the Designated Award or, as applicable, shares of Ordinary Shares underlying such Award, any costs, fees and expenses of the Trustee in relation to its appointment under this Section. The Trustee will, under no circumstances, otherwise require the Designated Participant to compensate it for any of its costs, fees, expenses or losses.

15.11       Code Section 409A. This 2025 Plan and all Awards hereunder are intended to comply with the requirements of Code Section 409A and any regulations or other authority promulgated thereunder. Notwithstanding any provision of the 2025 Plan or any Award Agreement to the contrary, the Board and the Committee reserve the right (without the consent of any Participant and without any obligation to do so or to indemnify any Participant or the beneficiaries of any Participant for any failure to do so) to amend this 2025 Plan and/or any Award Agreement as and when necessary or desirable to conform to or otherwise properly reflect any guidance issued under Code Section 409A after the date hereof without violating Code Section 409A. In the event that any payment or benefit made hereunder would constitute payments or benefits pursuant to a non-qualified deferred compensation plan within the meaning of Code Section 409A and, at the time of a Participant’s “separation from service”, such Participant is a “specified employee” within the meaning of Code Section 409A, then any such payments or benefits shall be delayed until the six-month anniversary of the date of such Participant’s “separation from service”. Each payment made under this 2025 Plan shall be designated as a “separate payment” within the meaning of Code Section 409A.

15.12       Governing Law. The 2025 Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws thereof. Any titles and headings herein are for reference purposes only, and shall in no way limit, define or otherwise affect the meaning, construction or interpretation of any provisions of the 2025 Plan.

15.13       Effective Date. The 2025 Plan shall be effective upon its approval by the Board and adoption by the Company.

IN WITNESS WHEREOF, this 2025 Plan is adopted by the Company on this 28th day of October 2025.

Blue Hat Interactive Entertainment Technology

By:	/s/ Xiaodong Chen
Name:	Xiaodong Chen
Title:	Chairman of the Board

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